PRESS RELEASE

04/21/20

Carlisle Companies Reports First Quarter Diluted Earnings per Share of $1.09

SCOTTSDALE, ARIZONA, April 21, 2020 - Carlisle Companies Incorporated (NYSE:CSL) today announced its financial results for the three month period ended March 31, 2020 and, in response to regulatory recommendations, will provide details, including forward-looking information, on the impacts of the coronavirus (COVID-19) pandemic on the Company.

Carlisle is closely monitoring developments in the coronavirus pandemic and is managing the Company’s activities and responses through a multi-disciplinary team that regularly assesses the Company’s policies and procedures in light of this ever-changing environment. The Company’s top priorities are assuring the health and safety of our employees and supporting our essential businesses so vital to our customers, our communities and our employees.

Comments from Chris Koch, President and Chief Executive Officer

"Before we turn to our first quarter financial results, our attention is drawn to the global human tragedy that continues to unfold in front of us for millions of people, including our co-workers, business partners, friends and families. At this time, our thoughts are with those affected, their grief-stricken families, and those on the front lines combating the coronavirus for our collective well-being. While mindful of our challenges, I am inspired by the spirit of our employees, grateful to them for their dedication to Carlisle, and for delivering on our commitments to our customers and to the communities they serve.

First and foremost, our pledge is to provide a safe working environment for our employees. The crisis management protocols we have established, and are following today, were first developed as the coronavirus threat began to impact our multiple facilities in China. As the virus spread across the globe, our next significant area of impact was the Lombardy region of Italy where we have an important presence in Orzinouvi. The global and diversified nature of our businesses ultimately helped us prepare in the United States for what is turning out to be a devastating impact to the U.S. economy. We are following best practices and guidance from recognized authorities on employee health and safety measures, including safe hygiene and social distancing, enhanced facility cleaning, travel and facility access restrictions and a telecommuting policy for eligible employees. We will continue to update these policies as necessary.

Our operations have been deemed essential in many countries, states and local jurisdictions. This is a testament to the importance of our products and the employees who design and produce them. We are very pleased to be able to provide uninterrupted service to our customers who need our products to maintain critical infrastructure and supply vital medical and transportation products at this time.

While we are rightly adjusting our business operating norms in response to necessary health and safety guidelines, we also intend to stay on a course of responsible business activity to maintain a stable foundation for the post-COVID-19 business recovery that we know will arrive. Fortunately, all but a very few of our manufacturing facilities continue to operate as essential business. Our efforts to protect our employees at these facilities by implementing recognized COVID-19 health and safety measures and providing sick and family leave benefits have not had, and are not expected to have, a material adverse effect on our operations. However, potentially prolonged declines in customer demand are negatively impacting our operations by decreasing sales, increasing operating costs, reducing efficiencies and increasing employee absenteeism. We are unable to predict the full extent or duration of these impacts at this time.

We will turn the corner on this crisis. In the meantime, all companies, including Carlisle, must brace for prudent adjustments to business structures, employment, and pay policies as this global calamity continues. While Carlisle is in a strong position to weather the economic toll being inflicted by the coronavirus, doing the right things now to ensure we emerge from this crisis in the best possible position is key to our future security. I have every confidence we will do so.

Financial Strength

Carlisle's strong balance sheet and liquidity position the company to weather the current severe global economic downturn and maintain our commitment to achieving Vision 2025. As always, we remain very focused on maintaining our financial and strategic optionality and flexibility to be able to best leverage future opportunities. Specific highlights include:

•As of March 31, 2020, we had cash-on-hand of $1.2 billion and $500 million undrawn on our credit facility.
•No principal payments are due on outstanding debt until November 15, 2022.
•We expect to generate free cash flow conversion in excess of 125% in 2020.
•We paid our first quarter dividend totaling $28.3 million on March 2nd, fully expect to pay our dividend in June, and anticipate increasing our dividend in September for the 44th consecutive year.
•In the first quarter, we deployed over $120 million repurchasing 950 thousand shares. Consistent with our past capital deployment strategy, we will remain balanced and opportunistic on this front.
•We continue to work an active M&A pipeline and are committed to sustaining internal organic investments.
•We expect to maintain our strong investment grade ratings of BBB/Baa2.

Responding to the Increasing Economic Uncertainties Created by COVID-19

In response to declining demand, we are making necessary adjustments to our business activities, including measures to manage our costs where appropriate. We remain committed to emerging from this crisis in a strong financial position, able to significantly leverage ensuing growth longer-term. Our value creation potential remains very much intact. Highlights include:

•Vision 2025 is our long-term focus: growing annual revenues to $8 billion, expanding operating margins to 20%, and generating 15% ROIC, all ultimately driving to our targeted $15 of earnings per share.
•CCM's business is positioned to perform well in this market downturn given the significant need for maintaining critical infrastructure, coupled with a strong and growing industry backlog and evidence that demand is merely delayed. Additionally, CCM is benefiting from lower input costs and a highly variable manufacturing cost structure. Most importantly, we are focused on maintaining the premium Carlisle Experience which our customers have come to rely on, and as we emerge from this crisis, will become even more important.
•The unprecedented downturn in the commercial aerospace industry caused by the severe decline in passenger airline travel negatively impacts CIT's business, but also provides an opportunity to accelerate and complete restructuring actions, many of which were contemplated in Vision 2025. Recent news from aerospace manufacturers and major airlines, including Boeing resuming operations, airlines deferring and not canceling orders, and a continued multi-year backlog, are encouraging signs despite the current situation.
•We intend to continue building our Medical Technologies platform, organically and via a robust M&A pipeline. CIT supplies components to customers making critical medical equipment to combat COVID-19. We believe CIT’s end market mix will improve dramatically as a result.
•We continue to evaluate opportunities to deploy capital into strategic and synergistic acquisitions across CCM, CIT, and CFT.
•The Carlisle Operating System (COS), which has delivered significant savings over the last decade, will continue to be an essential tool for our businesses to rely on as they seek new opportunities to make our operations and business processes more efficient.
•We remain committed to being a customer of choice, and being a reliable piece of our supply chain across businesses.

In light of current economic uncertainty caused by COVID-19, we have decided to withdraw full-year 2020 revenue guidance until a clearer picture emerges for our businesses. We are hopeful that the major airlines and commercial aerospace manufacturers will find improved financial stability soon in order to improve our ability to make accurate forecasts in the future.

As we enter the second quarter, I remain confident in Carlisle's businesses given our strong financial foundation, cash generating capabilities, unwavering commitment to our Vision 2025 strategic plan, and our outstanding employees across the globe who continue to provide products and services essential to the world's needs.”

First Quarter 2020

Revenue of $1.03 billion decreased (3.9)% from $1.07 billion in the first quarter of 2020. Organic revenue declined (7.0%) (organic revenue defined as revenue excluding acquired revenues within the last twelve months and the impact of changes in foreign exchange rates versus the U.S. Dollar). Acquired revenues contributed a total of 3.4% in the quarter. Changes in foreign exchange rates had a negative (0.3)% impact on revenues.

Operating income of $102.7 million decreased (10.5)% from the first quarter of 2019. Operating income performance was driven by volume declines at CIT, CFT and CBF and wage inflation, partially offset by raw material savings, lower SG&A and contributions from COS.

First Quarter 2020 Segment Highlights

Carlisle Construction Materials (CCM)
•Revenues of $676.4 million, up 0.8% (+0.7% organic) year-over-year, were driven by continued U.S. commercial roofing demand, Architectural Metals platform growth and new product introductions.
•Operating income was $107.7 million, up +15.9% year-over-year. Operating margin of 15.9%, a 210 basis point improvement, benefited from favorable raw material pricing, positive volume leverage and savings from COS, partially offset by wage inflation and unfavorable mix.
•Items affecting comparability were costs of $0.6 million versus $1.6 million in the first quarter of 2019.

Carlisle Interconnect Technologies (CIT)
•Revenues of $224.5 million, down (8.9)% (-19.7% organic) year-over-year were negatively impacted by lingering 737 MAX issues. COVID-19 related impact was seen late in the quarter and was minimal. This was partially offset by acquisitions.
•Operating income was $16.4 million, down (46.4)% year-over-year. Operating margin of 7.3%, a 510 basis point decline, was affected by lower volumes and wage and raw material inflation, partially offset by savings from COS and price realization.
•Items affecting comparability were costs of $5.3 million versus $4.9 million in the first quarter of 2019.

Carlisle Fluid Technologies (CFT)
•Revenues of $58.3 million, down (7.6)% (-18.8% organic) year-over-year, reflected COVID-19 related volume declines, particularly in the general industrial and automotive refinish markets, partially offset by acquisitions.
•Operating income was $2.8 million, down (56.3)% year-over-year. Operating margin of 4.8%, a 530 basis point decline, reflected impacts from lower volumes and wage and raw material inflation, partially offset by savings from COS, contributions from acquisitions and lower SG&A.
•Items affecting comparability were costs of $0.3 million versus benefits of $0.9 million in the first quarter of 2019.

Carlisle Brake & Friction (CBF)
•Revenues of $71.0 million, down (22.2)% (-20.8% organic) year-over-year, reflected COVID-19 related headwinds in off-highway vehicle end markets and foreign currency translation headwinds.
•Operating income was $(3.8) million, down (158.5)% year-over-year. Operating margin of (5.4)%, a 1250 basis point decline, was driven by lower volumes, higher restructuring, wage and raw material inflation, and costs associated with idle plant capacity, partially offset by savings from COS and lower SG&A.
•Items affecting comparability were costs of $3.7 million versus $1.3 million in the first quarter of 2019.

Cash Flow

Free cash flow (defined as cash provided by operating activities less capital expenditures, and comprised of continuing and discontinued operations) was $30.4 million for the three months ended March, 31 2020, a decrease of $56.1 million versus the prior year. Our priorities for the use of cash are to invest in growth and performance improvement opportunities for our existing businesses through capital expenditures, pursue strategic acquisitions that meet shareholder return criteria, pay dividends to shareholders and return value to shareholders through share repurchases.

During the three months ended March 31, 2020, we redeployed our free cash flow towards $120.6 million in share repurchases and $28.3 million in dividends paid. As of March 31, 2020, we had $1.2 billion of cash and $0.5 billion of availability under our revolving credit facility.

Table 1. Revenue Breakdown

	Three Months Ended March 31, 2020
	CSL	CCM	CIT	CFT	CBF
Change in Organic Revenues	(7.0)%	0.7%	(19.7)%	(18.8)%	(20.8)%
Net Impact from Acquisitions	3.4%	0.3%	10.9%	12.0%	—%
Impact from FX	(0.3)%	(0.2)%	(0.1)%	(0.8)%	(1.4)%
Change in Revenues	(3.9)%	0.8%	(8.9)%	(7.6)%	(22.2)%

EPS referenced in this release is from continuing operations unless otherwise noted.

Conference Call and Webcast

The Company will discuss first quarter 2020 results on a conference call at 5:00 p.m. ET today. The call may be accessed live by going to the Investor Relations section of the Carlisle website (http://www.carlisle.com/investor-relations/events-and-webcasts/default.aspx), or the taped call may be listened to shortly following the live call at the same website location. A PowerPoint presentation will accompany the call and can be found on the Carlisle website as well.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements regarding the potential or expected impacts of the global coronavirus (COVID-19) pandemic. Forward-looking statements generally use words such as “expect,” “foresee,” “anticipate,” “believe,” “project,” “should,” “estimate,” “will,” “plans,” “forecast,” and similar expressions, and reflect our expectations concerning the future. It is possible that our future performance may differ materially from current expectations expressed in these forward-looking statements, due to a variety of factors such as: risks from the global coronavirus (COVID-19) pandemic including, for example, expectations regarding the impact of the coronavirus (COVID-19) on our businesses, including on customer demand, supply chains and distribution systems, production, our ability to maintain appropriate labor levels, our ability to ship products to our customers, our ability to obtain financial and tax benefits from the recently passed CARES Act, our future results or our full-year financial outlook, increasing price and product/service competition by foreign and domestic competitors, including new entrants; technological developments and changes; the ability to continue to introduce competitive new products and services on a timely, cost-effective basis; our mix of products/services; increases in raw material costs which cannot be recovered in product pricing; domestic and foreign governmental and public policy changes including environmental and industry regulations; threats associated with and efforts to combat terrorism; protection and validity of patent and other intellectual property rights; the successful integration and identification of our strategic acquisitions; the cyclical nature of our businesses; and the outcome of pending and future litigation and governmental proceedings. In addition, such statements could be affected by general industry and market conditions and growth rates, the condition of the financial and credit markets, and general domestic and international economic conditions including interest rate and currency exchange rate fluctuations. Further, any conflict in the international arena may adversely affect general market conditions and our future performance. We refer you to the documents we file from time to time with the Securities and Exchange Commission, such as our reports on Form 10-K, Form 10-Q and Form 8-K, for a discussion of these and other risks and uncertainties that could cause our actual results to differ materially from our current expectations and from the forward-looking statements contained in this press release. We undertake no obligation to update any forward-looking statement.

About Carlisle Companies Incorporated

Carlisle Companies Incorporated is a diversified, global portfolio of niche brands and businesses that manufactures highly engineered products and solutions for its customers. Driven by our strategic plan, Vision 2025, Carlisle is committed to generating superior shareholder returns by combining an entrepreneurial management style under a center-led framework with a balanced approach to capital deployment, all with a culture of responsible stewardship and continuous improvement as embodied in the Carlisle Operating System. Carlisle’s markets include: commercial roofing, specialty polyurethane, architectural metal, aerospace, medical technologies, defense, transportation, industrial, protective coating, auto refinishing, agriculture, and construction. Carlisle’s worldwide team of employees generated $4.8 billion in revenues in 2019. Learn more about Carlisle at www.carlisle.com.

CONTACT:	Jim Giannakouros, CFA
Vice President of Investor Relations and FP&A
(480) 781-5135
jgiannakouros@carlisle.com

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Income

	Three Months Ended March 31,
(in millions except per share amounts)	2020	2019
Revenues	$1,030.2	$1,071.9

Cost of goods sold	751.8	783.3
Selling and administrative expenses	161.9	164.2
Research and development expenses	14.4	14.4
Other operating income, net	(0.6)	(4.7)
Operating income	102.7	114.7
Interest expense, net	18.9	16.3
Loss on extinguishment of debt	8.8	—
Interest income	(0.7)	(2.6)
Other non-operating (income) expense, net	(0.5)	(0.4)
Income from continuing operations before income taxes	76.2	101.4
Provision for income taxes	14.4	24.0
Income from continuing operations	61.8	77.4

Discontinued operations:
Income before income taxes	—	—
Benefit from income taxes	—	(2.0)
Income from discontinued operations	—	2.0
Net income	$61.8	$79.4

Basic earnings per share attributable to common shares:
Income from continuing operations(1)	$1.10	$1.34
Income from discontinued operations	—	0.03
Basic earnings per share	$1.10	$1.37

Diluted earnings per share attributable to common shares:
Income from continuing operations(1)	$1.09	$1.33
Income from discontinued operations	—	0.03
Diluted earnings per share	$1.09	$1.36

Average shares outstanding (in thousands):
Basic	55,819	57,547
Diluted	56,472	57,870

Dividends declared and paid per share	$0.50	$0.40

(1) Basic and diluted EPS calculated based on "two-class" method of computing earnings per share using the following income attributable to common shareholders:
Income from continuing operations	$61.6	$77.1
Net income	61.6	79.1

Carlisle Companies Incorporated
Unaudited Segment Information

	Three Months Ended March 31,		Increase (Decrease)
(in millions, except percentages)	2020	2019	Amount	Percent
Revenues
Carlisle Construction Materials	$676.4	$671.1	$5.3	0.8%
Carlisle Interconnect Technologies	224.5	246.4	(21.9)	(8.9)%
Carlisle Fluid Technologies	58.3	63.1	(4.8)	(7.6)%
Carlisle Brake & Friction	71.0	91.3	(20.3)	(22.2)%
Total	$1,030.2	$1,071.9	$(41.7)	(3.9)%

Operating Income (Loss)
Carlisle Construction Materials	$107.7	$92.9	$14.8	15.9%
Carlisle Interconnect Technologies	16.4	30.6	(14.2)	(46.4)%
Carlisle Fluid Technologies	2.8	6.4	(3.6)	(56.3)%
Carlisle Brake & Friction	(3.8)	6.5	(10.3)	(158.5)%
Segment Totals	123.1	136.4	(13.3)	(9.8)%
Corporate and unallocated (1)	(20.4)	(21.7)	1.3	(6.0)%
Total	$102.7	$114.7	$(12.0)	(10.5)%

Operating Margin Percentage
Carlisle Construction Materials	15.9%	13.8%	210 bps
Carlisle Interconnect Technologies	7.3%	12.4%	(510) bps
Carlisle Fluid Technologies	4.8%	10.1%	(530) bps
Carlisle Brake & Friction	(5.4)%	7.1%	(1250) bps
Total	10.0%	10.7%	(70) bps

Depreciation and Amortization
Carlisle Construction Materials	$24.8	$22.6	$2.2	9.7%
Carlisle Interconnect Technologies	19.1	14.5	4.6	31.7%
Carlisle Fluid Technologies	6.2	5.7	0.5	8.8%
Carlisle Brake & Friction	5.9	5.4	0.5	9.3%
Corporate and unallocated (1)	0.8	0.8	—	—%
Total	$56.8	$49.0	$7.8	15.9%
(1)Includes general corporate expenses and other unallocated costs.

Carlisle Companies Incorporated
Unaudited Items Affecting Comparability Information

Items affecting comparability include costs, and losses or gains related to, among other things, growth and profitability improvement initiatives and other events outside of core business operations (such as asset impairments, exit and disposal and facility rationalization charges, costs of and related to acquisitions, litigation settlement costs, gains and losses from and costs related to divestitures, excess capacity and labor costs, net of subsidies, losses on debt extinguishment and discrete tax items). Because these items affect our, or any particular operating segment's, financial condition or results in a specific period in which they are recognized, we believe it is appropriate to present the total of these items to provide information regarding the comparability of results of operations period to period.

	Three Months Ended March 31,
(in millions, except per share amounts)	2020	2019
Impact to Operating Income
Exit and disposal costs	$4.8	$6.8
Other facility rationalization costs	1.5	1.4
Acquisition related costs:
Inventory step-up amortization	0.2	0.5
Other acquisition costs	0.5	1.5
Excess capacity and labor costs, net of subsidies	4.0	—
Gains from contingent consideration	—	(3.0)
Gains from divestitures	(0.8)	—
Total	$10.2	$7.2

Impact to Diluted EPS from Continuing Operations (1)
Exit and disposal costs	$0.06	$0.09
Other facility rationalization costs	0.02	0.02
Acquisition related costs:
Inventory step-up amortization		—
Other acquisition costs	0.01	0.02
Excess capacity and labor costs, net of subsidies	0.05
Gains from contingent consideration	—	(0.05)
Gains from divestitures	(0.01)	—
Loss on early extinguishment of debt	0.12	—
Indemnification losses	0.02	—
Tax items (2)	(0.07)	—
Total	$0.20	$0.08

Impact to Operating Income
Carlisle Construction Materials	$0.6	$1.6
Carlisle Interconnect Technologies	5.3	4.9
Carlisle Fluid Technologies	0.3	(0.9)
Carlisle Brake & Friction	3.7	1.3
Corporate	0.3	0.3
Total	$10.2	$7.2

Impact to Diluted EPS from Continuing Operations (1)
Carlisle Construction Materials	$0.03	$0.02
Carlisle Interconnect Technologies	0.07	0.06
Carlisle Fluid Technologies	—	(0.02)
Carlisle Brake & Friction	0.05	0.02
Corporate	0.05	—
Total	$0.20	$0.08

(1)Tax effect is based on the rate of the jurisdiction where the expense is deductible or income is taxable.
(2)In order to provide better information to the user, items affecting comparability include all non-comparable tax activity in current periods and all comparative periods.

Carlisle Companies Incorporated
Unaudited Condensed Consolidated Statements of Cash Flows

	Three Months Ended March 31,
(in millions)	2020	2019
Net cash provided by operating activities	$53.2	$109.8

Investing activities:
Capital expenditures	(22.8)	(23.3)
Acquisitions, net of cash acquired	(2.4)	(202.0)
Other investing activities, net	0.9	0.9
Net cash (used in) provided by investing activities	(24.3)	(224.4)

Financing activities:
Proceeds from notes	740.7	—
Repayments of notes	(258.5)	—
Proceeds from revolving credit facility	500.0	—
Financing costs	(24.2)	—
Repurchase of common stock	(120.6)	(157.1)
Dividends paid	(28.3)	(23.3)
Proceeds from exercise of stock options	10.5	10.6
Withholding tax paid related to stock-based compensation	(6.4)	(3.3)
Other financing activities, net	(0.2)	—
Net cash used in financing activities	813.0	(173.1)

Effect of foreign currency exchange rate changes on cash and cash equivalents	(5.4)	0.7

Change in cash and cash equivalents	836.5	(287.0)
Beginning of period	351.2	803.6
End of period	$1,187.7	$516.6

Carlisle Companies Incorporated
Unaudited Selected Consolidated Balance Sheet Data

(in millions)	March 31, 2020	December 31, 2019
Cash and cash equivalents	$1,187.7	$351.2
Long-term debt, including current portion	2,577.3	1,591.6
Total shareholders' equity	2,518.5	2,642.8